Exhibit 6.6

Referral Agreement

This Referral Program Agreement (the “Agreement”) is by and between Knightscope, Inc., a California corporation (“Knightscope” or “Equipment Supplier”), and Dimension Funding, LLC, a Delaware corporation (“DIMENSION FUNDING, LLC” or “Dimension”)).

RECITALS

A.	Knightscope has agreed to refer certain clients to Dimension Funding for the purposes of offering their clients monthly payment options and monetizing certain customer contracts.
B.	DIMENSION FUNDING, LLC is a full-service leasing and finance company that specializes in providing rental alternatives to Knightscope.
C.	Knightscope has requested that DIMENSION FUNDING, LLC make available certain financing products as described within this Agreement to its customers. DIMENSION FUNDING, LLC has agreed to provide such products subject to the terms of this Agreement.

D.	Knightscope and Dimension now desire to collaborate as set forth herein, in anticipation of closing opportunities in the range of approximately ten million dollars ($10,000,000) within the first twelve (12) to twenty-four (24) months of the date of the Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, Knightscope, and DIMENSION FUNDING, LLC agree as follows:

1.	Description of Program. During the term of this Agreement, Knightscope may refer its financing requests of its vendors and customers to DIMENSION FUNDING, LLC and DIMENSION FUNDING, LLC shall have the opportunity to provide leases, rentals, usage contracts, and other customized funding arrangements for the acquisition of Equipment (each a “Transaction”) to those customers. Knightscope hereby grants to DIMENSION FUNDING, LLC a right of first refusal to offer Transactions to vendors and or customers that are submitted to DIMENSION FUNDING, LLC for credit approval. The term of such Transactions shall generally range from 12 to 60 months.

2.	Term. The Agreement shall commence on April 20, 2021 and end on its third anniversary date (such three-year period, as it may be extended pursuant to this section, being, the “Term”). The Term shall automatically be extended for an additional one year at the end of the initial three-year period and each subsequent extension thereof, unless either party notifies the other in writing not more than 180 days and at least 90 days prior to the end of the Term or any extension thereof of an intent to terminate this Agreement. Either party may also terminate this Agreement upon written notice to the other under the circumstances described in Section 10. Upon the termination of this Agreement in accordance with its terms, neither party shall have any further rights or obligations under this Agreement except that the parties’ indemnification rights and obligations under Section 8 and the parties’ confidentiality obligations under Section 9 shall continue indefinitely after the termination.

3.	Operation of Programs. Knightscope shall, from time to time, generate and provide referrals to DIMENSION FUNDING, LLC that have an interest in securing financing for its customers. The Program shall generally target deals greater than $25,000 with a maximum credit limit based on the credit-worthiness of each customer. Transactions less than $25,000 shall be evaluated based on future Transactions opportunities with that Customer. DIMENSION FUNDING, LLC shall respond to each Transaction opportunity presented to it by Knightscope as soon as possible after all information regarding the Transaction opportunity is provided to DIMENSION FUNDING, LLC in a form reasonably acceptable to DIMENSION FUNDING, LLC. DIMENSION FUNDING, LLC shall be under no obligation to accept any Transaction opportunity presented to it and may determine, in its sole and absolute discretion, the terms of the Transaction offered for any such opportunity. DIMENSION FUNDING, LLC reserves the right to reject the customer based on new or additional information received prior to funding the Transaction. DIMENSION FUNDING, LLC shall make all of its own credit decisions and Knightscope shall have no obligation to conduct credit investigations on behalf of DIMENSION FUNDING, LLC.

If DIMENSION FUNDING, LLC accepts a Transaction opportunity, DIMENSION FUNDING, LLC shall notify the customer of the terms of the Transaction. If the customer accepts the terms of the Transaction and executes and returns the required DIMENSION FUNDING, LLC documentation and any advance payments or deposits required, DIMENSION FUNDING, LLC will issue a purchase order to the Equipment Supplier for the Equipment using Knightscope’s standard Order Form. DIMENSION FUNDING, LLC will promptly pay to the Equipment Supplier the customer’s contract purchase price for the Equipment subject to that Transaction upon receipt of a proper and complete invoice from the Equipment supplier and evidence of delivery and acceptance of the Equipment by the customer. Upon such payment, DIMENSION FUNDING, LLC will be entitled to obtain a security interest in the Equipment.

4.	Non-Recourse. All Transactions entered into by DIMENSION FUNDING, LLC under the Programs shall be strictly non-recourse to Knightscope. DIMENSION FUNDING, LLC shall be solely responsible for all credit risks associated with each Transaction.

5.	DIMENSION FUNDING, LLC. Responsibilities. In addition to its other obligations specifically provided under this Agreement, DIMENSION FUNDING, LLC shall:

a)	Develop and provide written documentation required to set up the Program.

b)	Underwrite, process and fund each Transaction in its own name.

c)	Develop and provide appropriate documentation required to complete Transactions.

d)	Provide such periodic reports regarding the Transactions as Knightscope shall reasonably require.

6.	Knightscope Responsibilities. In addition to their other obligations as specifically provided under this Agreement, Knightscope shall:

a)	Develop and provide referrals of potential vendors and their customers.

b)	Distribute materials developed by DIMENSION FUNDING, LLC to initially and, thereafter, periodically market the program to the appropriate Customer personnel. The distribution of these materials, including timing and frequency, shall be on the same basis as Knightscope’s normal and customary methods for marketing new and existing products and programs to its Vendors.

c)	Provide active support and direction from Knightscope executive management to encourage vendor employees and representatives to actively participate in the Program.

7.	Costs and Expenses; Referral Fees. Each of DIMENSION FUNDING, LLC and Knightscope shall be solely responsible for the cost of its employees and its independent contractors required to maintain reasonable staffing levels to implement the Program. Each party shall bear its own expenses in connection with the implementation of a reasonable public relations plan for the Programs, the preparation of the text for marketing and training materials and the travel of employees and representatives to the initial and subsequent training sessions under this Agreement.

Each party shall bear its own expenses in connection with the preparation of this Agreement.

8.	Indemnification.

a)	Knightscope shall indemnify and hold DIMENSION FUNDING, LLC, its affiliates, officers, directors, employees, agents, successors and assigns (collectively called the “DIMENSION FUNDING, LLC Indemnitees”) harmless from and against any and all costs, expenses, obligations, losses, damages, penalties, actions, judgments, suits, claims, liabilities and disbursements of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel for any of such DIMENSION FUNDING, LLC Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not any of such DIMENSION FUNDING, LLC Indemnitees shall be designated a party thereto, that may be imposed on, incurred by, or asserted against the DIMENSION FUNDING, LLC Indemnitees (or any of them), in any manner relating to or arising out of this Agreement, the Programs or any Transaction that arises out of the willful misconduct, any misrepresentation or intentional omission of fact by any employee or representative of Knightscope or any misrepresentation or intentional omission of fact by any employee or representative of Knightscope in the information provided to DIMENSION FUNDING, LLC in connection with any Transaction opportunity.

b)	DIMENSION FUNDING, LLC shall indemnify and hold Knightscope and its respective affiliates, officers, directors, employees, agents, successors and assigns (collectively called the “Knightscope Indemnitees”) harmless from and against any and all costs, expenses, obligations, losses, damages, penalties, actions, judgments, suits, claims, liabilities and disbursements of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel for any of such Knightscope Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not any of such Knightscope Indemnitees shall be designated a party thereto, that may be imposed on, incurred by, or asserted against the Knightscope Indemnitees (or any of them), in any manner relating to or arising out of this Agreement, the Program or any Transaction that arises out of the willful misconduct, any material misrepresentations or material intentional omission of fact by any employee or representative of DIMENSION FUNDING, LLC or its employees or representatives in connection with the Program.

9.	Confidentiality. Each party shall keep in confidence all Proprietary and Confidential Information (hereinafter defined) it receives from the other party and shall not, without the other party’s written consent and except as required by law, communicate or divulge any Proprietary and Confidential Information to any third party other than its employees, advisors and its Vendors. Neither party shall use any Proprietary and Confidential Information in any manner competitive with the business of the other party. “Proprietary and Confidential Information” shall mean: information relating to the business assets, business operations, organization, research, development, financing, purchasing, accounting, processes, methods, marketing, trade secrets, copyrights, trademarks, and customers of a party. The existence and terms of this Agreement and the fact of, and details with respect to, the parties’ discussions regarding the Program shall also constitute Proprietary and Confidential Information. Proprietary and Confidential Information shall not include information that becomes generally known to the public or that is independently developed by a party without a violation of this Agreement.

10.	Termination. Notwithstanding the forgoing, upon an “Event of Default” (as defined below) which continues for ten (10) days following the delivery of written notice to the defaulting party, the non-defaulting party shall have the right to immediately terminate this Agreement and exercise any other rights such party may have with regards to the subject matter hereof. For purposes hereof, the following events shall constitute “Events of Default” hereunder: (a) a material breach by either party of any of its material obligations under this Agreement; (b) either party’s insolvency or dissolution, either party’s making an assignment for the benefit of creditors, or either party’s ceasing to do business as a going concern; (c) the institution by or against either party of any bankruptcy, reorganization, receivership, conservatorship or insolvency proceedings.

11.	Non-Solicitation. The parties to this Agreement agree that during the period of time commencing on the date of this Agreement and continuing until the date that is twelve (12) months after the termination hereof, neither party will employ, contract with for services or solicit, directly or indirectly, any employees or consultants of the other party hereto or any person or entity that was an employee of or consultant to the other party hereto without the prior written consent of such other party.

12.	Insurance: Knightscope will provide insurance in accordance with the attached Certificate of Insurance.

13.	Service Disruption: In accordance with the Knightscope Machine As A Service Agreement, Equipment is consistently monitored. In the event of a service disruption, Knightscope shall deploy service personnel to address any issues.

14.	Default: In the event of default, Knightscope will make best efforts to redeploy robot(s). Upon successful redeployment, Dimension will be entitled to an additional discount equal to 50% of the incurred loss to be deducted from the invoice presented by Knightscope.

15.	Pricing:

Knightscope Discounts to be provided to Dimension for 0.00% Financing to Knightscope clients – on Rental Agreement:

12 Months: 9%

24 Months: 11%

36 Months: 12%

16.	DIMENSION FUNDING, LLC Responsibilities. In addition to its other obligations specifically provided under this Agreement, DIMENSION FUNDING, LLC shall:

a) Develop and provide written documentation required to set up the Program.

b) Underwrite, process and fund each Transaction in its own name.

c) Develop and provide appropriate documentation required to complete Transactions.

17.	Miscellaneous.

a)	This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and shall become effective on the day it is executed.

b)	This Agreement may be amended only in a writing signed by all parties.

c)	This Agreement shall be governed by the internal laws, but not the law of conflicts, of the State of California and any disputes under this Agreement shall be resolved in a state or Federal court located in the State of California.

d)	Neither party may assign its rights or delegate its obligations under this Agreement without the prior, written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that the rights of DIMENSION FUNDING, LLC under the Transactions or related financial instruments may be pledged or assigned by DIMENSION FUNDING, LLC in the normal course of its business.

e)	This Agreement shall be binding upon DIMENSION FUNDING, LLC and Knightscope and their successors and assigns, including any subsequent acquiring entity or any entity with whom either party has merged.

f)	No modification, termination or attempted waiver of any of the provisions hereof shall be valid unless in writing signed by the party against whom same is sought to be enforced.

g)	This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which will constitute one and the same instrument.

h)	The Section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

i)	Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

j)	Any notices or demands required or contemplated hereunder shall be written and shall be effective two days after the placing thereof in the United States mails postage prepaid or with a nationally-recognized courier service such as Federal Express, addressed to the relevant party at its address set forth on the signature page below or upon transmission by telecopy to the relevant party at the telecopy number set forth on the signature page below and a confirmation is received or at any other address or telecopy number as may be designated by the party in a notice to the other party hereto.

(signature page follows)

Agreed to and Accepted by:

Knightscope, Inc.		Dimension Funding, LLC

Signed:	/s/ Mallorie S Burak	Signed:	/s/ Larry Wagner

Print:	Mallorie S Burak	Print:	Larry Wagner

Its:	EVP and CFO	Its:	Vice President

Date:	4/20/2021	Date:	4/20/2021

Address:		Address:

1070 TERRA BELLA AVENUE		6 HUGHES
MOUNTAIN VIEW CA 94043		IRVINE, CA 92618

(attachment: Certificate of Insurance)